UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 26, 2011 (September 20, 2011)

TPC GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34727	20-0863618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 800, Houston, Texas 77056

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 627-7474

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) On September 20, 2011 the Board of Directors (the “Board”) of TPC Group Inc. (the “Company”) elected Eugene R. Allspach as Senior Vice President — Corporate Development of the Company effective September 26, 2011. Mr. Allspach has served as a director of the Company since February 2011 and is a member of the Company’s Environmental, Health, Safety and Security Committee.

Prior to joining the Company, Mr. Allspach, age 64, was President of E.R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, since 2003. Mr. Allspach has nearly 38 years of experience in the plastics and chemical industries. He served as President and Chief Operating Officer of Equistar Chemicals LP, a joint venture of Lyondell Chemical Company, Millennium Petrochemicals, and Occidental Chemical Company, from December 1997 to March 2002. He served as Group Vice President, Manufacturing and Technology for Millennium Petrochemicals (formerly, Quantum Chemical Company) from 1993 to 1997. From 1988 to 1997, Mr. Allspach held several different executive management positions with Millennium, Inc. and Millennium Petrochemical, including Group Vice President, Manufacturing and Manufacturing Services and Vice President, Specialty Polymers and Business Development. Mr. Allspach served at Millennium Petrochemicals or its predecessor from 1973 to 1988, and also served in various production management and process engineering capacities from 1973 to 1982. Mr. Allspach served as President of EVAL Company of America from 1985 to 1988. He is a member of the boards of directors of A. Schulman, Inc. and The Plaza Group and a past board member of the American Chemistry Council, the American Plastics Council and the National Petrochemical and Refiners Association. He is a board member of Christus Foundation for HealthCare and is a Trustee on the University of Cincinnati Foundation Board. Mr. Allspach holds a B.S. in Chemical Engineering from University of Cincinnati, an M.S. in Chemical Engineering from Rice University and has completed the University of Pennsylvania, Wharton Advanced Management School.

There are no arrangements or understandings between Mr. Allspach and any other person pursuant to which Mr. Allspach was selected as an officer. Mr. Allspach has no family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Allspach has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company and Mr. Allspach executed an offer letter dated as of September 21, 2011 pursuant to which Mr. Allspach’s annual base salary will be $350,000. The offer letter also provides that he will be eligible (i) to receive an award under the Company’s 2009 Long Term Incentive Plan for calendar year 2012 with a grant date target value of 65% of base salary, (ii) to earn an annual incentive bonus based on achievement of Company targets determined by the Compensation Committee of the Board, with a bonus target percentage of 50% of base salary and (iii) to participate in the Company’s executive severance plan, savings and retirement plans and welfare benefit plans (or to receive the cash equivalent in lieu of such welfare benefits) that are generally available to executive officers, and six weeks’ paid vacation per calendar year. The offer letter also provides that Mr. Allspach will receive an initial award under the 2009 Long Term Incentive Plan to be granted as soon as practicable on or after September 26, 2011, consisting of a restricted stock unit award with a grant date value of $300,000 which will vest 1/3 on January 1, 2013, 1/3 on January 1, 2014 and 1/3 on January 1, 2015, provided he has been continuously employed by the Company from the grant date through the applicable vesting date. The offer letter is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the foregoing description is qualified in its entirety by reference thereto.

Item 7.01	Regulation FD Disclosure.

On September 26, 2011, the Company issued a press release announcing the appointment of Eugene Allspach as an officer of the Company. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information contained in the press release identified above shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter Agreement dated September 21, 2011, by and between TPC Group Inc. and Eugene R. Allspach

99.1	Press Release dated September 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPC GROUP INC.

Date: September 26, 2011	By:	/s/ Shannon B. Weinberg
Shannon B. Weinberg
Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Offer Letter Agreement dated September 21, 2011, by and between TPC Group Inc. and Eugene R. Allspach.

99.1	Press Release dated September 26, 2011